EXHIBIT 21.1

CORPORATE ORGANIZATIONAL STRUCTURE:

PC Connection, Inc., a Delaware corporation, is the parent company of the following wholly owned subsidiaries:

1. PC Connection Sales Corporation, a Delaware corporation.

2. PCSC, Inc., a Delaware corporation (subsidiary of PC Connection Sales Corporation).

3. Merrimack Services Corporation, a Delaware corporation.

4. GovConnection, Inc. a Maryland corporation.

5. MoreDirect, Inc., a Florida corporation.

6. MD Professional Services, Inc., a Delaware corporation (subsidiary of MoreDirect, Inc.).